Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Maria L. Bouvette
President & CEO
(502) 499-4800

PORTER BANCORP TO PRESENT AT SANDLER O’NEILL & PARTNERS, L.P.

2009 EAST COAST FINANCIAL SERVICES CONFERENCE

LOUISVILLE, Ky. (November 9, 2009) – Porter Bancorp, Inc. (NASDAQ: PBIB) announced that Maria L. Bouvette, its President and Chief Executive Officer, will make a presentation at the Sandler O’Neill & Partners, L.P. 2009 East Coast Financial Services Conference at The Ritz-Carlton in Palm Beach, Florida at 10:55 a.m. Eastern time on Thursday, November 12, 2009.

Porter Bancorp’s investor presentation will be webcast in real-time on November 6, 2009, beginning at 10:55 p.m. (Eastern Time). The webcast will be available through the Company’s website under the Investor Relations tab at www.pbibank.com.

Listeners should visit the site at least five minutes prior to the webcast to register. An on-line replay will follow and continue for 30 days. The related presentation materials will also be available on Porter Bancorp’s website (http://www.pbibank.com) under Investor Relations.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of September 30, 2009. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in 11 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Additional Information

This communication is not an offer to sell, or a solicitation of an offer to buy, shares of Porter Bancorp common stock, or the solicitation of any proxies from Citizens First shareholders. The description of the exchange offer contained in this press release is not intended to be a full or detailed description of the terms or conditions of the exchange offer. Porter Bancorp has filed a registration statement, including the prospectus/offer to exchange, with the Securities and Exchange Commission (the “SEC”), regarding the exchange offer. This communication is not a substitute for the prospectus/offer to exchange. INVESTORS AND SECURITY HOLDERS OF PORTER BANCORP AND CITIZENS FIRST ARE URGED TO READ PROSPECTUS/OFFER TO EXCHANGE FILED WITH THE SEC CAREFULLY IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The prospectus/offer to exchange is available for free, both on the SEC Web site (www.sec.gov) and from Porter Bancorp by contacting C. Bradford Harris, Executive Vice President and Corporate General Counsel, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Telephone: (502) 499-4800.

In addition to the registration statement and prospectus/offer to exchange, Porter Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Porter Bancorp at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York and Chicago. Please call the SEC at 1 800 SEC 0330 for more information on the public reference rooms. Porter Bancorp SEC filings also are available to the public from commercial document retrieval services and at www.sec.gov.

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